Exhibit 5.1

[Letterhead of Investment Technology Group, Inc.]

January 8, 2009

Investment Technology Group, Inc.

380 Madison Avenue

New York, New York 10017

Re:  Investment Technology Group, Inc. Registration Statement on Form S-8 for Amended and Restated Employee Stock Purchase Plan

Ladies and Gentlemen:

I am General Counsel to Investment Technology Group, Inc., a Delaware corporation (the “Company”).  I have advised the Company in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 600,000 shares of Common Stock, par value $0.01 per share (the “Shares”), of the Company issuable in connection with the Investment Technology Group, Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”).

In connection with this opinion letter, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the Registration Statement, the Certificate of Incorporation of the Company, the Bylaws of the Company, the Plan and such other documents, records and other instruments as I have deemed appropriate for the purposes of the opinion set forth herein.

Based upon the foregoing, I am of the opinion that the Shares to be originally issued by the Company pursuant to the Plan have been duly authorized by the Company and, when issued and delivered by the Company in the manner and on the terms described in the Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such opinion, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ P. Mats Goebels
P. Mats Goebels
Managing Director, General Counsel
and Secretary